                                                           OMB APPROVAL
                                                      OMB Number:  3235-0145
                                                      Expires:  October 31, 1994
                                                      Estimated average burden
                                                      hours per form.....14.90


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 3)*

                      Aasche Transportation Services, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                             Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 002538106
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 002538106          SCHEDULE 13G                  PAGE  2  OF  5  PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Diane L. Asche                                                 ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   425,398
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         425,398
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           425,398
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   425,398
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  854,376
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   21.51%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1.
  (a)   Aasche Transportation Services, Inc.
  (b)   10214 N. Mt. Vernon Rd.
        Shannon, IL  61078
ITEM 2.
  (a)   Diane L. Asche
  (b)   10214 N. Mt. Vernon Rd.
        Shannon, IL 61078
  (c)   USA
  (d)   Common Stock, $.0001
  (e)   002538106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
  (a)   / /  Broker or Dealer registered under Section 15 of the Act
  (b)   / /  Bank as defined in section 3(a)(6) of the Act
  (c)   / /  Insurance Company as defined in section 3(a)(19) of the Act
  (d) / / Investment Company registered under section 8 of the Investment Company Act
  (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
  (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
  (h)   / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP
  (a)   854,376
  (b)   21.51%
  (c)   Number of shares as to which such person has:
        (i)    sole power to vote or to direct the vote                 425,398
        (ii)   shared power to vote or to direct the vote               425,398
        (iii)  sole power to dispose or to direct the disposition of    425,398
        (iv)   shared power to dispose or to direct the disposition of  425,398



                               Page 3 of 5 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Mrs. Diane L. Asche, the Vice President and Secretary and a Director of the Company, holds directly 407,398 shares of the Company's Common Stock, $.0001 par value. In addition, Mrs. Asche's husband, Larry L. Asche, the Chairman of the Board and Chief Operating Officer and a Director of the Company, also owns directly 410,978 shares of such stock. Also, pursuant to the Employment and Stock Option Agreements by and between Mr. Asche and Mrs. Asche and the Company, Mr. and Mrs. Asche are each entitled to exercise options for the purchase of 18,000 shares of the Company's Common Stock, $.0001 par value, as of January 1, 1997.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.



                               Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                             2/7/97
                                                          ----------------------
                                                                     Date
                                                             /s/ Diane L. Asche
                                                          ----------------------
                                                                   Signature
                                                                 Diane L. Asche
                                                          ----------------------
                                                                   Name/Title


                               Page 5 of 5 pages

                                                          OMB APPROVAL
                                                     OMB Number:  3235-0145
                                                     Expires:  October 31, 1994
                                                     Estimated average burden
                                                     hours per form ..... 14.90


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  )*


                     (Aasche Transportation Services, Inc.)
-------------------------------------------------------------------------------
                                (Name of Issuer)

                              Common Stock, $.0001
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  002538106
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP NO. 002538106                                 PAGE   2   OF   5   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Diane L. Asche                                            ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION


-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   425,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         426,500
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           425,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   426,500
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   851,500
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   37.4%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
     (a)  Aasche Transportation Services, Inc.
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL  61078
ITEM 2.
     (a)  Diane L. Asche
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
     (c)  USA
     (d)  Common Stock, $.0001
     (e)  002538106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
     (a)  / / Broker or Dealer registered under Section 15 of the Act
     (b)  / / Bank as defined in section 3(a)(6) of the Act
     (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP
     (a)  851,500
     (b)  37.4%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote                 425,000
          (ii)  shared power to vote or to direct the vote               426,500
          (iii) sole power to dispose or to direct the disposition of    425,000
          (iv)  shared power to dispose or to direct the disposition of  426,500


                               Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Mrs. Diane L. Asche, the Vice President and Secretary and a Director of the Company, holds directly 425,000 shares of the Company's Common Stock, $.0001 par value. In addition, Mrs. Asche's husband, Larry L. Asche, the Chairman of the Board and Chief Operating Officer and a Director of the Company, also owns directly 425,000 shares of such stock. In addition, Mrs. Asche's three (3) children each own 500 shares of such stock. Mrs. Asche disclaims any beneficial interest in the shares of her husband and of her children.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.


                               Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         10/4/94
                                     -----------------------------
                                                Date

                                         /s/ Diane L. Asche
                                     -----------------------------

                                              Signature
                                     -----------------------------

                                             Diane L. Asche
                                     -----------------------------
                                               Name/Title



                               Page 5 of 5 pages

                                                          OMB APPROVAL
                                                     OMB Number:  3235-0145
                                                     Expires:  October 31, 1994
                                                     Estimated average burden
                                                     hours per form ..... 14.90


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)

                     Aasche Transportation Services, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                            Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  002538106
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 002538106                                    PAGE   2  OF  5  PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Diane L. Asche                                          ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   405,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         405,000
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           405,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   405,000
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   810,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   33.4%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
     (a)  Aasche Transportation Services, Inc.
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL  61078
ITEM 2.
     (a)  Diane L. Asche
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
     (c)  USA
     (d)  Common Stock, $.0001
     (e)  002538106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
     (a)  / / Broker or Dealer registered under Section 15 of the Act
     (b)  / / Bank as defined in section 3(a)(6) of the Act
     (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
     (a)  810,000
     (b)  33.4%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote                 405,000
          (ii)  shared power to vote or to direct the vote               405,000
          (iii) sole power to dispose or to direct the disposition of    405,000
          (iv)  shared power to dispose or to direct the disposition of  405,000



                               Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following []

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Mrs. Diane L. Asche, the Vice President and Secretary and a Director of the Company, holds directly 400,000 shares of the Company's Common Stock, $.0001 par value. In addition, Mrs. Asche's husband, Larry L. Asche, the Chairman of the Board and Chief Operating Officer and a Director of the Company, also owns directly 400,000 shares of such stock. Also, pursuant to the Employment and Stock Option Agreements by and between Mr. Asche and Mrs. Asche and the Company, Mr. and Mrs. Asche are each entitled to exercise options for the purchase of 5,000 shares of the Company's Common Stock, $.0001 par value, as of January 1, 1995.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.


                               Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Jan. 25, 1995
                                  -------------------------------
                                              Date

                                  /s/ Diane Asche
                                  --------------------------------
                                            Signature

                                         Diane L. Asche
                                  --------------------------------
                                           Name/Title



                               Page 5 of 5 pages

                                                          OMB APPROVAL
                                                     OMB Number:  3235-0145
                                                     Expires:  October 31, 1994
                                                     Estimated average burden
                                                     hours per form ..... 14.90


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 2)

                     Aasche Transportation Services, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                             Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  002538106
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 002538106                                           PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Diane L. Asche                                               ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /
                                                                (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   416,477
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         416,477
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           416,477
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   416,477
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   835,546
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   21.07%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
    (a)  Aasche Transportation Services, Inc.
    (b)  10214 N. Mt. Vernon Rd.
         Shannon, IL  61078
ITEM 2.
    (a)  Diane L. Asche
    (b)  10214 N. Mt. Vernon Rd.
         Shannon, IL 61078
    (c)  USA
    (d)  Common Stock, $.0001
    (e)  002538106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
    (a)  / / Broker or Dealer registered under Section 15 of the Act
    (b)  / / Bank as defined in section 3(a)(6) of the Act
    (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
    (d) / / Investment Company registered under section 8 of the Investment Company Act
    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
    (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
    (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
    (a)  835,546
    (b)  21.07%
    (c)  Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote                  416,477
         (ii)  shared power to vote or to direct the vote                416,477
         (iii) sole power to dispose or to direct the disposition of     416,477
         (iv)  shared power to dispose or to direct the disposition of   416,477



                               Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Mrs. Diane L. Asche, the Vice President and Secretary and a Director of the Company, holds directly 405,477 shares of the Company's Common Stock, $.0001 par value. In addition, Mrs. Asche's husband, Larry L. Asche, the Chairman of the Board and Chief Operating Officer and a Director of the Company, also owns directly 408,069 shares of such stock. Also, pursuant to the Employment and Stock Option Agreements by and between Mr. Asche and Mrs. Asche and the Company, Mr. and Mrs. Asche are each entitled to exercise options for the purchase of 11,000 shares of the Company's Common Stock, $.0001 par value, as of January 1, 1996.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.


                               Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                2/8/96
                                              ----------------------------
                                                       Date

                                               /s/ Diane Asche
                                              ----------------------------
                                                     Signature

                                                   Diane L. Asche
                                              ----------------------------
                                                     Name/Title



                               Page 5 of 5 pages